Exhibit 10.12

FTN FINANCIAL	CAPITAL MARKETS EQUITY RESEARCH INVESTMENT BANKING CORRESPONDENT SERVICES
STRATEGIC ALLIANCES

December 6, 2005

Mr. George Fort
Chief Financial Officer
Tennessee Commerce Bancorp Inc.
381 Mallory Station, Suite 207
Franklin, TN 37067

RE: COMMITMENT LETTER/LETTER AGREEMENT

Dear George:

I am pleased to inform you that First Tennessee Bank, National Association (“Lender”) hereby commits to provide a revolving line of credit (“Loan”) to Tennessee Commerce Bancorp (“Borrower”) for the purpose of general working capital needs of the company. If accepted, this Commitment Letter shall serve as the Letter Agreement governing the Loan. The commitment is subject to the following terms and conditions:

Borrower:	Tennessee Commerce Bancorp (A Tennessee Corporation)

Bank:	Tennessee Commerce Bank (“Bank”)

Purpose:	General Corporate purposes.

Amount:	Up to $5,000,000.00 on a revolving basis (“The Note”).

Collateral:	100% of Tennessee Commerce Bank stock owned by Borrower

Terms:	Interest Payable quarterly. Principal at maturity.

Rate:	90 day LIBOR plus 250bps

Maturity:	September 30, 2006.

Term Provision:

Lender agrees one year renewal of this line or to term any outstanding balance under the Note at its maturity for a period of up to ten years, assuming no adverse change in the financial condition of the Borrower or Bank; no change in senior management of the Borrower or Bank; no adverse change in the Borrower’s local economic conditions; and no default in this Letter Agreement. The aforementioned conditions to this Term Provision shall be determined by Lender in its sole discretion.

Although this information has been obtained from sources which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results. Changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tennessee Bank National Association (FTB), FTN Financial Securities Corp (FFSC), FTN Financial Capital Assets Corporation, and FTN Midwest Securities Corp (MWRE) are wholly owned subsidiaries of FTB. FFSC and MWRE are members of the NASD and SIPC. Equity research is provided by MWRE. FTN Financial Group, through FTB or its affiliates, offers investment products and services.

Affirmative Covenants:

Borrower hereby covenants and agrees that, until the Note, together with interest thereon, is paid in full, unless specifically waived by the Lender in writing, Borrower will, or will cause Borrower and Bank to;

Financial Reports

Furnish to Lender (a) as soon as available and in any event within ninety (90) days after the end of each calendar year, consolidated and consolidating balance sheets of Borrower and Bank, as at the end of such year and consolidated and consolidating statements of income of Borrower and Bank for the year then ended, together with the audit report and opinion of independent Certified Public Accountants acceptable to the Lender with respect thereto, which audit report and opinion shall contain no exceptions or qualifications unacceptable to Lender; (b) promptly upon receipt, copies of all management letters and other assessments and recommendations, formal or informal, submitted by the Certified Public Accountants to Borrower or Bank; (c) a copy of each of Borrower’s FR Y-9 Parent Company Only Financial Statement and (d) a copy of Borrower’s F.R. Y-6 Annual Report promptly upon the filing of the same with the Federal Reserve Board; and (e) a copy of Bank’s Quarterly Report of Condition and Income promptly upon the filing with the appropriate regulatory agency.

Capital Ratios

With respect to the financial statements of the Borrower and Bank, maintain at all times until payment in full of the Loan capital levels of both Borrower and Bank in full compliance with all state and federal regulatory authorities and without limiting the generality of the foregoing, a ratio of Qualifying Total Capital to Weighted Risk Assets as required by all state and federal regulatory authorities; provided further, however, with respect to the financial statement of the Bank, in no event shall the ratio of Tier 1 Capital to the difference between Total Assets and Goodwill be less than six and one-half percent (6.5%) at the end of each calendar quarter. For purposes hereof, “Qualifying Total Capital” and “Weighted Risk Assets” are defined in Appendix A to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure.

Loan Loss Reserves

With respect to Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities. Non-performing loans shall have the meaning as set out under the paragraph headed “Non-Performing Loans “ below. Loans identified at closing as “restructured” are fully secured and performing as scheduled. The lender will monitor these loans that are identified on the attached schedule on a quarterly basis.

Events of Default	Any one or more of the following events shall constitute a default (“Event of Default”) under the terms of this Agreement:

Payment	Default in the payment when due of the principal or interest on the Note;

Performance	Default in the performance of any provisions or breach of any covenant of this Letter Agreement or any other Loan Document;

Bankruptcy

If Borrower or Bank files a petition in bankruptcy or seeks reorganization or arrangements under the Bankruptcy Code (as it now exists or as amended); is unable or admits in writing its inability to pay its debts as they become due or is not generally paying its debts as they come due; makes an assignment for the benefit of creditors; has a receiver, custodian or trustee appointed voluntarily or involuntarily, for its property; or is adjudicated bankrupt; or if an involuntary petition is filed in bankruptcy, for reorganization or arrangements, or for the appointment of a receiver, custodian or trustee of Borrower or Bank on their respective properties and if Borrower or Bank either acquiesce therein or fails to have such petition dismissed within sixty (60) days of the filing thereof.

Return on Assets

If Borrower shall fail to maintain an annualized return on total average assets of at least fifty one hundredths of one percent (.50%) as reported on a quarterly calendar basis. For purposes of this covenant “total average assets” shall be deemed to mean the year-to-date average of total assets of Bank.

Non-Performing Loans

If the Borrower’s non-performing loans exceed two and one-quarter percent (2.25%) of the Borrower’s gross loans. For purposes hereof, “non-performing loans” shall be defined as the sum of all loans any installment or prepayments on which are 90 days or more past due plus all loans that are on non-accrual plus those loans which have been renegotiated (as defined by the regulatory agencies) or restructured to provide a reduction in either interest or principal because of a deterioration in the financial position of the borrower.

Change in Control

If there shall at any time occur without the prior written approval of Lender a change in control (including any change in control under the Change in Bank Control Act of 1978, as amended, and any transaction or restructuring which requires approval under the Bank Holding Company Act of 1956, as amended) of Bank or Borrower.

Supervisory Action

The issuance, after the date hereof, by or at the request of any bank regulatory authority of any Supervisory Action. As used herein, “Supervisory Action” shall mean and include the issuance by any bank regulatory authority of a letter agreement or memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed); or the issuance by or at the behest of any bank regulatory authority of a cease and desist order, injunction, directive, restraining order, notice of charges, or civil money penalties, against Borrower, Bank or the directors or officers of either of them, whether temporary or permanent.

Remedies

If an Event of Default shall occur, at any time thereafter, Lender may, at its option without demand or notice (except as otherwise provided herein), the same being expressly waived, declare the Loan, with interest thereon, to be immediately due and payable, and may proceed to exercise all rights and remedies available under the Pledge Agreement, under any other Loan Document, at law or in equity, concurrently or sequentially, in such order as Lender may elect, all such rights and remedies being cumulative.

Miscellaneous

Binding Effect

This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest therein without the prior written consent of Lender.

Governing Law

This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except that the provisions hereof which relate to the payment of interest shall be governed by (i) the taws of the United States or, (ii) the laws of the State of Tennessee, whichever permits the Lender to charge the higher rate, as more particularly set out in the Note.

Survival

The terms and provisions of this commitment shall survive the closing of the Loan made hereunder, the delivery of all documents necessary to carry out the provisions of this commitment, and the funding and making of loans and disbursements hereunder. Unless superseded or supplemented by a separate loan agreement, this Letter Agreement shall constitute the Loan Agreement between the parties.

Dividends	Borrower may pay cash dividends without restriction provided an event of default has not occurred and is continuing or if the payment of such dividend would result in an event of default.

Other	This Commitment expires Feb 28, 2006.

George, if the terms and conditions herein are acceptable please sign one copy of this letter in the space indicated below and return to me. I certainly appreciate the opportunity to provide this line and look forward to working with you more in the future. Please give me a call if you have any questions or if I can assist in any other way.

Sincerely,

/s/ Steve Shelton
Steve Shelton
Vice President

Accepted this 10th day of February 2005

Tennessee Commerce Bancorp, Inc.

By:	/s/ George Fort

Its:	CFO

Date:	2/10/06